UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PUMA BIOTECHNOLOGY, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2015

Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Puma Biotechnology, Inc. to be held on Tuesday, June 9, 2015, at 1:00 p.m. local time, at the Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, CA 90049.

At this year’s annual meeting you will be asked to:

1.	Elect four directors to serve for a one-year term;

2.	Vote on an advisory basis to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”);

3.	Ratify the selection of our independent registered public accounting firm;

4.	Approve an amendment to the Puma Biotechnology, Inc. 2011 Incentive Award Plan, which would increase the number of shares of common stock reserved for issuance thereunder by 4,000,000 shares; and

5.	Transact such other business as may properly come before the annual meeting.

The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors unanimously believes that election of its nominees to serve as our directors, approval of the say-on-pay vote, ratification of the Audit Committee’s selection of PKF Certified Public Accountants, a Professional Corporation, as our independent registered public accounting firm and approval of the amendment to the Puma Biotechnology, Inc. 2011 Incentive Award Plan are in the best interests of the Company and its stockholders and, accordingly, recommends a vote “FOR” each of the nominees for director named in the proxy statement, a vote “FOR” the say-on-pay vote, a vote “FOR” the ratification of the selection of PKF Certified Public Accountants, a Professional Corporation, as our independent registered public accounting firm and a vote “FOR” the approval of the amendment to the Puma Biotechnology, Inc. 2011 Incentive Award Plan.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

The Board of Directors appreciates and encourages stockholder participation. Thank you for your continued support.

Sincerely,

Alan H. Auerbach Chairman, President, Chief Executive Officer and Secretary

Appendix A Second Amendment to Puma Biotechnology, Inc. 2011 Incentive Award Plan

PUMA BIOTECHNOLOGY, INC.

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 9, 2015

To the Stockholders of Puma Biotechnology, Inc. (the “Company,” “we” and “our”):

We will hold an annual meeting of stockholders of the Company at the Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California 90049, on Tuesday, June 9, 2015, at 1:00 p.m. local time. At the annual meeting, we will consider and act upon the following matters:

1.	Election of Alan H. Auerbach, Thomas R. Malley, Jay M. Moyes and Troy E. Wilson as directors for a one-year term expiring at the 2016 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

2.	Advisory (non-binding) vote to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”).

3.	Ratification of the selection of PKF Certified Public Accountants, a Professional Corporation (“PKF Certified Public Accountants”), as our independent registered public accounting firm for the year ending December 31, 2015.

4.	Approval of an amendment to the Puma Biotechnology, Inc. 2011 Incentive Award Plan, which would increase the number of shares of common stock reserved for issuance thereunder by 4,000,000 shares.

5.	Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board of Directors recommends a vote “FOR” each of the nominees for director named in the proxy statement, a vote “FOR” the say-on-pay vote, a vote “FOR” the ratification of the selection of PKF Certified Public Accountants as our independent registered public accounting firm and a vote “FOR” the approval of the amendment to the Puma Biotechnology, Inc. 2011 Incentive Award Plan.

Only the Company’s stockholders of record at the close of business on April 17, 2015, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On April 17, 2015, we had 32,146,895 shares of common stock outstanding. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the annual meeting, and at the Company’s executive offices during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

The Luxe Sunset Boulevard Hotel is accessible to those who require special assistance or accommodation. If you require special assistance or accommodation, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com or write to: Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Investor Relations.

By Order of the Board of Directors,

Alan H. Auerbach
Chairman, President, Chief Executive Officer and Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Puma Biotechnology, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at our 2015 annual meeting of stockholders to be held on Tuesday, June 9, 2015, at 1:00 p.m. local time, at the Luxe Sunset Boulevard Hotel, 11461 Sunset Boulevard, Los Angeles, California 90049, or at any continuation, postponement or adjournment thereof (the “annual meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

We have elected to provide access to our proxy materials, including this proxy statement and our annual report to stockholders, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who have elected to receive such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial stockholders will be sending their own similar Notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 30, 2015, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the annual meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the annual meeting who have properly requested paper copies of such materials, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on June 9, 2015

This proxy statement and our 2014 Annual Report, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available on our website at http://investor.pumabiotechnology.com/annual-meeting. This website address contains the following documents: the Notice, the proxy statement and proxy card sample, and the 2014 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on April 17, 2015. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and whether you are a beneficial stockholder or a stockholder of record.

Beneficial Stockholders. Beneficial stockholders hold their shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial stockholder,” and the proxy materials were made available to you by the organization holding your account. This organization is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account. If you requested printed copies of the proxy materials by mail, you will receive a voting instruction form from your bank, broker, trustee or other nominee.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., or if you hold stock certificates in your name, you are considered the stockholder of record with respect to those shares, and the proxy materials were made available directly to you by the Company. If you requested printed copies of the proxy materials by mail, you will receive a proxy card from us.

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the annual meeting. You can submit a proxy over the Internet by following the instructions on the website referred to in the Notice or, if you requested and received printed copies of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions on the proxy card enclosed with the proxy materials.

If you are a beneficial stockholder, you may also submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided to you by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the annual meeting, although beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds their shares giving them the right to vote the shares at the annual meeting in order to vote in person at the meeting.

The Internet and telephone voting facilities will close at 12:00 noon (CT) on June 8, 2015. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail. If you intend to vote by Internet or telephone and have not done so prior to 12:00 noon (CT) on June 8, 2015, your only alternative will be to attend the annual meeting and vote in person.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a properly submitted proxy, your shares will be voted “FOR” each of the nominees for director named in the proxy statement, “FOR” the say-on-pay vote, “FOR” the ratification of the selection of PKF Certified Public Accountants as our independent registered public accounting firm and “FOR” the approval of the amendment to the Puma Biotechnology, Inc. 2011 Incentive Award Plan (the “Plan”), which would increase the number of shares of common stock reserved for issuance thereunder by 4,000,000 shares. The proxy gives each of Alan H. Auerbach and Charles R. Eyler discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Puma Biotechnology, Inc.

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

Attention: Corporate Secretary

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting.

Quorum and Votes Required

At the close of business on April 17, 2015, 32,146,895 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes and abstentions.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes,” if any, will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of certain “non-routine” matters, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” Only Proposal 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. If you are a beneficial stockholder holding shares through a broker or other nominee and you do not submit instructions on how your shares should be voted, your broker or other nominee will not be able to vote your shares on Proposal 1 (election of directors), Proposal 2 (say-on-pay vote) or Proposal 4 (amendment of the Plan).

Proposal 1 – Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Thus, the four nominees receiving the greatest number of “FOR” votes will be elected. Abstentions and broker non-votes are not considered votes cast and therefore will not be counted in determining which nominees received the greatest number of votes cast.

Proposal 2 – Advisory Say-on-Pay Vote. The affirmative vote of a majority of the shares cast at the annual meeting either in person or by proxy and entitled to vote is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions will not be counted either for or against this proposal. Broker non-votes represent votes not entitled to be cast on this proposal and therefore will have no effect on the outcome of this proposal.

Proposal 3 – Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares cast at the annual meeting either in person or by proxy and entitled to vote is required for the ratification of the selection of PKF Certified Public Accountants, a Professional Corporation, as our independent registered public accounting firm for the year ending December 31, 2015. Abstentions will not be counted either for or against this proposal. Broker non-votes are generally not expected to result from or have any effect on the outcome of this proposal.

Proposal 4 – Approval of Amendment to the Puma Biotechnology, Inc. 2011 Incentive Award Plan. The affirmative vote of a majority of the shares cast at the annual meeting either in person or by proxy and entitled to vote is required for approval of the amendment to the Plan. Abstentions will not be counted either for or against this proposal. Broker non-votes represent votes not entitled to be cast on this proposal and therefore will have no effect on the outcome of this proposal.

Solicitation of Proxies

Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in voting over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com or write to: Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Investor Relations.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Under our bylaws, the number of directors may be increased or decreased from time to time by action of the stockholders or of the directors. If the number is not fixed, the number of directors shall be three members. Our Board has fixed the current size of the Board at four members.

Directors and Board Nominees

Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Alan H. Auerbach, Thomas R. Malley, Jay M. Moyes and Troy E. Wilson for election as directors to the Board. If elected, each director will serve a one-year term expiring at the close of our next annual meeting in 2016, and until such director’s successor is elected and qualified, or until such director’s earlier resignation or removal. Each of Messrs. Auerbach, Malley and Moyes and Dr. Wilson currently serve on our Board. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”

Set forth below is certain information with respect to the nominees. Proxies cannot be voted for a greater number of nominees than the four nominees set forth below.

Name	Age	Position with the Company	Director Since
Alan H. Auerbach	45	President, Chief Executive Officer and Chairman of the Board	2011
Thomas R. Malley(1)(4)(6)	46	Director	2011
Jay M. Moyes(2)(3)(5)	61	Director	2012
Troy E. Wilson(2)	46	Director	2013

(1)	Current member and Chairman of the Audit Committee
(2)	Current member of the Audit Committee
(3)	Current member and Chairman of the Compensation Committee
(4)	Current member of the Compensation Committee
(5)	Current member and Chairman of the Nominating and Corporate Governance Committee
(6)	Current member of the Nominating and Corporate Governance Committee

Director Biographical Information

The following biographical information is furnished with respect to our directors (including nominees).

Alan H. Auerbach. Mr. Auerbach has served as Chairman of our Board and as our President and Chief Executive Officer since October 4, 2011. Prior to October 4, 2011, he served in such capacity at Puma Biotechnology, Inc. (“Puma”) , a privately-held Delaware corporation and our predecessor, from its inception in September 2010. Prior to founding Puma, Mr. Auerbach founded Cougar Biotechnology, Inc. (“Cougar”) in May 2003 and served as its Chief Executive Officer, President and a member of its board of directors until July 2009, when Cougar was acquired by Johnson & Johnson. From July 2009 until January 2010, Mr. Auerbach served as the Co-Chairman of the Integration Steering Committee at Cougar (as part of Johnson & Johnson) that provided leadership and oversight for the development and global commercialization of Cougar’s lead drug candidate, abiraterone acetate, for the treatment of advanced prostate cancer. Prior to founding Cougar, from June 1998 to April 2003, Mr. Auerbach was a Vice President, Senior Research Analyst at Wells Fargo Securities, where he was responsible for research coverage of small- and middle-capitalization biotechnology companies, with a focus on companies in the field of oncology. Mr. Auerbach has served as a director of Radius Health, Inc., a public pharmaceutical company focused on acquiring and developing new therapeutics for the treatment of osteoporosis and other women’s health conditions, since May 2011 and its predecessor entity from October 2010 to May

2011. Mr. Auerbach received a B.S. in Biomedical Engineering from Boston University and an M.S. in Biomedical Engineering from the University of Southern California. Mr. Auerbach was nominated to serve as a director because of his position as our President and Chief Executive Officer and his significant experience as an executive and research analyst in the biotechnology industry.

Thomas R. Malley. Mr. Malley has been a director since October 4, 2011. Since May 2007, Mr. Malley has served as President of Mossrock Capital, LLC, a private investment firm. From April 1991 to May 2007, Mr. Malley served with Janus Mutual Funds as an analyst for eight years and as a Vice President and Portfolio Manager for the Janus Global Life Sciences Fund for eight years. Since November 2012, Mr. Malley has served as a director of OvaScience, Inc., a life science company developing proprietary products to improve the treatment of female infertility. Since October 2006, Mr. Malley has served as a director of Synageva BioPharma Corp., a public clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products for patients with life-threatening rare diseases and unmet medical needs. Mr. Malley previously served as a director of Cougar from 2007 to 2009. Mr. Malley received a B.S. in Biology from Stanford University in 1991. Mr. Malley was nominated to serve as a director because of his industry and investment experience.

Jay M. Moyes. Mr. Moyes has been a director since April 27, 2012. Mr. Moyes has been a member of the Board and chairman of the audit committee of Osiris Therapeutics, Inc., a publicly-held bio-surgery company, since May 2006. He has also been a member of the board of directors and the chairman of the audit committee for each of Biocardia, Inc., a privately-held cardiovascular regenerative medicine company, and Integrated Diagnostics, Inc., a privately-held molecular diagnostics company, since January 2011 and March 2011, respectively. Mr. Moyes was a member of the board of directors of Amedica Corporation, a public orthopedic implant company, from November 2012 to August 2014. He also served as Chief Financial Officer of Amedica from October 2013 to August 2014. From May 2008 through July 2009, Mr. Moyes served as the Chief Financial Officer of XDx, Inc., a privately-held molecular diagnostics company. Prior to that, Mr. Moyes served as the Chief Financial Officer of Myriad Genetics, Inc., a publicly-held healthcare diagnostics company, from June 1996 until his retirement in November 2007, and as its Vice President of Finance from July 1993 until July 2005. From 1991 to 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, Inc., a privately-held genetics company. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. from the University of Utah, a B.A. in economics from Weber State University, and is formerly a Certified Public Accountant. Mr. Moyes also served as a member of the Board of Trustees of the Utah Life Science Association from 1999 through 2006. Mr. Moyes was nominated to serve as a director because of his extensive background in finance and accounting and his experience in the context of the life sciences industry enables him to make significant contributions to the Board.

Troy E. Wilson. Dr. Wilson has been a director since October 18, 2013. Dr. Wilson has been the President and Chief Executive Officer and a member of the board of directors of Kura Oncology, Inc., a public reporting clinical stage biopharmaceutical company discovering and developing personalized therapeutics for the treatment of solid tumors and blood cancers, since August 2014. He has also been the President and Chief Executive Officer and a member of the board of managers of Avidity NanoMedicines LLC, a private biopharmaceutical company, since November 2012 and the President and Chief Executive Officer and a member of the board of managers of Wellspring Biosciences LLC, a private biopharmaceutical company, since July 2012 and May 2012, respectively. Dr. Wilson served as the President and Chief Executive Officer and a member of the board of directors of Intellikine, a private biopharmaceutical company, from April 2007 to January 2012 and from August 2007 to January 2012, respectively. He has served as a director of Zosano Pharma Corporation, a public clinical stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver its proprietary formulations of existing drugs through the skin for the treatment of a variety of indications, since June 2014, and as a member of the board of managers of Araxes Pharma LLC, a private biopharmaceutical company, since May 2012. He holds a J.D. from New York University and graduated with a Ph.D. in bioorganic chemistry and a B.A. in biophysics from the University of California, Berkeley. Dr. Wilson was nominated to serve as a director because of his background in finance and accounting and his experience in the life sciences industry.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FOUR DIRECTOR NOMINEES.

Executive Officers

Set forth below is information regarding each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Alan H. Auerbach	45	President, Chief Executive Officer and Chairman of the Board
Charles R. Eyler	67	Senior Vice President, Finance and Administration and Treasurer
Richard P. Bryce, MBChB, MRCGP, MFPM	57	Senior Vice President, Clinical Research and Development

Alan H. Auerbach. See “Director Biographical Information” above.

Charles R. Eyler. Mr. Eyler has served as our Senior Vice President, Finance and Administration and Treasurer since October 4, 2011. Prior to October 4, 2011, he served in such capacity at Puma beginning on September 1, 2011. Prior to joining Puma, Mr. Eyler served as Senior Vice President of Finance at Cougar until July 2009, when Cougar was acquired by Johnson & Johnson. He also served as Treasurer of Cougar from April 2006 to July 2009. From July 2009 until March 2010, Mr. Eyler served on the Integration Steering Committee at Cougar (as part of Johnson & Johnson) and oversaw the integration of Cougar’s finance and IT functions with those of Johnson & Johnson. From April 2010 until September 2011, Mr. Eyler explored various entrepreneurial and other opportunities. Prior to joining Cougar, Mr. Eyler served as Chief Financial Officer and Chief Operating Officer of Hayes Medical Inc. from March 1999 to January 2004. Mr. Eyler received his B.S. from Drexel University and his M.B.A. from Saint Francis College.

Richard P. Bryce, MBChB, MRCGP and MFPM. Dr. Bryce has served as our Senior Vice President, Clinical Research and Development since June 20, 2012. Dr. Bryce previously served as Senior Medical Director for Onyx Pharmaceuticals, a biopharmaceutical company, from September 2008 to June 2012, where he oversaw the Phase III clinical trial program of carfilzomib for the treatment of multiple myeloma and the Phase II clinical trial program of sorafenib for the treatment of breast and colorectal cancers. From August 2007 to August 2008, Dr. Bryce served as Senior Medical Director for ICON Clinical Research, a clinical research organization, where he was responsible for developing and evaluating oncology protocols, medical monitoring, and overseeing drug safety management activities in connection with the clinical trials of oncology drugs. From May 2005 until July 2007, he served as Executive Vice President of Medical Affairs at Ergomed Clinical Research, a clinical research organization, where he worked to establish the company’s U.S. operations, had overall responsibility for the global Phase I unit activities, drug safety, medical writing and regulatory affairs, and oversaw the company’s provision of consulting services to various oncology-focused biotechnology companies. From April 2003 to May 2005, Dr. Bryce served as International Medical Leader at Roche, where he oversaw the global Phase IV clinical trial program of Xeloda® (capecitabine) for the treatment of breast cancer. Dr. Bryce holds a BSc in Medical Sciences and his primary medical degree (MBChB) from the University of Edinburgh, Scotland. He also holds post-graduate diplomas in Obstetrics and Gynaecology from the Royal College of Obstetricians and Gynaecologists of London and in Child Health and Pharmaceutical Medicine from the Royal College of Physicians of the United Kingdom. He is a member of the Royal College of General Practitioners and the Royal College of Physicians (Faculty of Pharmaceutical Medicine) of the United Kingdom. He is also a member of the American Society of Clinical Oncology, the American Society of Hematology and the European Society of Medical Oncology.

None of our directors, nominees or executive officers is related by blood, marriage or adoption to any other director, nominee or executive officer. In addition, except as indicated herein, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to whom such person is to be selected as a director or nominee for election as a director.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Alan H. Auerbach currently serves as our Chairman and Principal Executive Officer. We have no policy requiring the combination or separation of the Principal Executive Officer and Chairman roles and our governing documents do not mandate a particular structure. At present, we have determined this leadership structure of having a combined Chairman of the Board and Principal Executive Officer is appropriate due to our small size and limited operations and resources. Having a combined role ensures efficient and centralized decision-making, focuses the Board’s discussions and facilitates the presentation of the Company’s strategy with a unified voice.

Our Board acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, including our size, resources and operations, choose a different leadership structure in the future.

Our Board is exclusively involved in the general oversight of risks that could affect our business. Our Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company. Further, our Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to our Company.

Board Independence

Under the listing requirements and rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of a listed company’s board of directors. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and compensation committee members must satisfy heightened independence criteria set forth in NYSE rules. Under NYSE rules, a director will only qualify as an “independent director” if the company’s board of directors affirmatively determines that the director has no material relationship with the company, either directly or indirectly, that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each of our directors concerning his background, employment and affiliations, including family relationships, our Board has determined that each of Messrs. Malley and Moyes and Dr. Wilson is “independent” under the applicable rules and standards established by the U.S. Securities and Exchange Commission (the “SEC”) and the NYSE. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board has determined that Mr. Auerbach is not independent due to his role as our President and Chief Executive Officer.

Board Meetings

During the fiscal year ended December 31, 2014, our Board held five meetings. All directors attended at least 75% or more of the aggregate number of meetings of the Board and board committees on which they served. We do not have a formal policy relating to director attendance at annual meetings. Mr. Auerbach attended our 2014 annual meeting of stockholders held on June 10, 2014.

Executive Sessions

During the fiscal year ended December 31, 2014, the non-executive directors met in executive session of the Board on four occasions and the members of the Audit Committee met in executive session on four occasions. The policy of our Board is to hold at least four executive sessions of the Board annually and executive sessions of committees when needed. Thomas R. Malley presides over the regularly scheduled executive sessions of the non-management directors.

Board Committees

We have established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Stock Option Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. To view the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, please visit the corporate governance section of our website at www.pumabiotechnology.com/about_governance.html. In addition, the charters for these committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024.

Audit Committee

Our Audit Committee provides oversight over each of our accounting and financial reporting process, the audit of our consolidated financial statements and our internal control function. Among other matters, the Audit Committee assists our Board in oversight of the independent registered public accounting firm qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent registered public accounting firm; and reviews and approves related person transactions under Item 404 of Regulation S-K.

The members of our Audit Committee are Mr. Malley, Mr. Moyes and Dr. Wilson, with Mr. Malley serving as the chair of the committee. Each of Mr. Malley, Mr. Moyes and Dr. Wilson are independent directors as defined under the applicable rules and regulations of the SEC and the NYSE. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our Board has determined that Mr. Malley, Mr. Moyes and Dr. Wilson are audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE. The Audit Committee met eight times during the fiscal year ended December 31, 2014.

Compensation Committee

Our Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers and all other members of our executive team. In addition, among other things, our Compensation Committee annually evaluates, in consultation with our Chief Executive Officer, the performance and compensation of our Chief Executive Officer and our other executive officers. Based on such evaluation, the Compensation Committee determines and approves all of the compensation of the Chief Executive Officer and other executive officers. The Chief Executive Officer is not permitted to be present during any Compensation Committee final deliberations or voting concerning the compensation of any executive officer, including the Chief Executive Officer. Our Compensation Committee also administers the Puma Biotechnology, Inc. 2011 Incentive Award Plan (the “Plan”). Additionally, the Compensation Committee

annually reviews the compensation and benefits of our non-management directors. The Compensation Committee has delegated certain of its authority under the Plan to the Stock Option Committee. See “Stock Option Committee.”

The Compensation Committee is permitted to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, but only to the extent consistent with our certificate of incorporation, bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the rules and listing standards of the NYSE, and other applicable law.

The Compensation Committee has the sole discretion to retain or obtain the advice of compensation advisers, including compensation consultants, legal counsel or other advisers in order to assist the Compensation Committee or any of its subcommittees in carrying out its responsibilities. The Compensation Committee is also responsible for the appointment, determination of the compensation and oversight of the work of so retained compensation advisers and the determination of the independence of each compensation adviser prior to selecting or receiving advice from any such compensation adviser and on at least an annual basis thereafter. The Company provides for appropriate funding for payment or reasonable compensation to any compensation adviser to the Compensation Committee.

In 2013, the Compensation Committee engaged Mercer (US) Inc. (the “consultant” or “Mercer”) to advise the Compensation Committee on an ongoing basis as an independent compensation consultant. The consultant reports directly to the Compensation Committee. While conducting assignments, the consultant interacts with our management when appropriate. Specifically, our Senior Vice President, Finance and Administration and Treasurer and our senior finance and human resources personnel interact with the consultant from time to time to provide relevant company and executive compensation data. In addition, the consultant may seek feedback from the Chairman of the Compensation Committee, other members of our Board or the Chief Executive Officer regarding its work prior to presenting study results or recommendations to the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and the projects to be performed by the consultant. During late 2013, the consultant, at the request of the Compensation Committee, performed a review of the competitiveness of our compensation programs for certain of our senior management and our non-employee directors. Neither Mercer nor any other compensation consultant was engaged to provide advice or recommendations on our executive compensation for 2014. The Compensation Committee may engage the consultant to conduct additional reviews of our senior management compensation programs in the future. In addition, in the future, the consultant, when invited, may attend meetings of the Compensation Committee.

The Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, the Compensation Committee considers the factors set forth in the SEC rules and the NYSE listing requirements that recently became effective. After review and consultation with Mercer, the Compensation Committee determined Mercer was independent and that there was no conflict of interest resulting from retaining Mercer in 2013 nor was any conflict raised during the year ended December 31, 2013. As neither Mercer nor any other compensation consultant was engaged to provide advice or recommendations on our executive compensation in 2014, the Compensation Committee did not make a determination about Mercer or any other compensation consultant’s independence with respect to the 2014 fiscal year.

The members of our Compensation Committee are Messrs. Malley and Moyes, with Mr. Moyes serving as the chair of the committee. The members of our Compensation Committee are independent under the applicable rules and regulations of the SEC and the NYSE, are “outside directors” for purposes of Section 162(m) of the Code and are non-employee directors for purposes of Section 16 of the Exchange Act. The Compensation Committee met five times during the fiscal year ended December 31, 2014.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance guidelines, makes recommendations regarding our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the Audit Committee and oversees the self-evaluation process of our Board. Our Nominating and Corporate Governance Committee also is responsible for making recommendations regarding non-employee director compensation to the full Board.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and other members of the Board. In evaluating the suitability of individual candidates (both new candidates and current Board members) in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, the Nominating and Corporate Governance Committee applies the criteria attached to its charter. These criteria include (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly-held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-held company in today’s business environment; (iii) experience in our industry and with relevant social policy concerns; (iv) experience as a board member of another publicly-held company; (v) academic expertise in an area of our operations; and (vi) practical and mature business judgment, including ability to make independent analytical inquiries. Each individual is evaluated in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. While the Nominating and Corporate Governance Committee considers diversity and variety of experiences and viewpoints to be important factors, it does not believe that a director nominee should be chosen solely or mainly because of race, color, gender, national origin or sexual identity or orientation. Thus, although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, it does not have a formal policy regarding the consideration of diversity in identifying director nominees.

Additionally, the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the Board, the Nominating and Corporate Governance Committee addresses the need to retain members and fill vacancies after discussion among current members. Accordingly, the Nominating and Corporate Governance Committee has determined that it is appropriate not to have such a policy at this time.

The Nominating and Corporate Governance Committee will, however, consider director candidates recommended by stockholders even though it has no requirement to do so. The Nominating and Corporate Governance Committee will consider such candidates on the same basis as it considers all other candidates. A stockholder wishing to submit a director nomination should send a letter to the Board of Directors, c/o Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” A stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate to the Nominating and Corporate Governance Committee, including all information that would be required to be disclosed about that person in a proxy statement relating to the election of directors. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above. Satisfaction of such minimum qualification standards does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a stockholder. With respect to deadlines and other matters relating to stockholder nominations of director candidates, see “Stockholder Proposals and Nominations.”

The members of our Nominating and Corporate Governance Committee are Messrs. Malley and Moyes, with Mr. Moyes serving as the chair of the committee. The members of our Nominating and Corporate Governance

Committee are independent under the applicable rules and regulations of the SEC and the NYSE. The Nominating and Corporate Governance Committee met two times during the fiscal year ended December 31, 2014.

Stock Option Committee

Our Stock Option Committee consists of our President and Chief Executive Officer serving as its sole member. The Board delegated to the Stock Option Committee the authority to grant stock options to non-executive employees, subject to the following conditions:

•	the maximum aggregate number of shares of common stock underlying options granted pursuant to this authority is 100,000 per individual, subject to adjustment by the Board; and

•	the stock options must have an exercise price equal to the closing price of our common stock on the grant date and have a term not longer than ten years.

Pursuant to this delegation of authority, for fiscal year 2014, the Stock Option Committee granted 1,980,208 stock options.

Legal Proceedings

We are not aware of any material proceedings in which any of our directors, executive officers or affiliates, any owner of record or beneficial owner of more than 5% of our common stock, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our company. Our code of business conduct and ethics addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. Our code of business conduct and ethics is available on our corporate website at www.pumabiotechnology.com/about_governance.html. We intend to disclose any future amendments to certain provisions of our code of business conduct and ethics, or waivers of provisions required to be disclosed under the rules of the SEC, at the same location on our website identified in the preceding sentence.

Corporate Governance Guidelines

We have adopted corporate governance guidelines and the guidelines are available on the Company’s corporate website at www.pumabiotechnology.com/about_governance.html.

Communication with the Board

Stockholders and other interested parties may send communications to the Company’s Board, including any individual director, any non-management director or the directors as a group, by mailing such communications to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Corporate Secretary. Such correspondence shall be addressed to the Board, any individual director or any non-management director by either name or title.

All communications received as set forth in the preceding paragraph will be opened by the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board, any individual director or any non-management director, the Company’s Corporate Secretary will make sufficient copies of the contents to send to each director to which the envelope is addressed.

Compensation of Directors

Director Compensation Program

Effective February 2012, our Board adopted a non-employee director compensation program under the Plan. Under this program, each non-employee director will receive an option to purchase 30,000 shares of our common stock under the Plan upon election or appointment to our Board. In addition, each non-employee director who is appointed to serve on a committee of our Board in a non-chair capacity will receive an option to purchase 10,000 shares of our common stock under the Plan upon appointment and each non-employee director who is appointed to serve as the chair of a committee of our Board will receive an option to purchase 20,000 shares of our common stock upon appointment. Effective December 2013, our Board amended the non-employee director compensation program to provide each non-employee director with an annual fee of $50,000, to be paid in four equal installments of $12,500 at the beginning of each quarter, and to provide each non-employee director who is serving on our Board as of the date of the last regularly scheduled Board meeting held during each calendar year an annual option to purchase 10,000 shares of our common stock under the Plan. Each option granted pursuant to our non-employee director compensation program will vest over a three-year period from the date of grant, with one-third of the shares underlying the option vesting on the one-year anniversary of the grant date and then one thirty-sixth of the shares vesting monthly over the next two years, subject to continued service. Each option granted pursuant to our non-employee director compensation program has an exercise price per share of common stock equal to the fair value on the date of grant.

Director Compensation during 2014

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2014. Mr. Auerbach, who served as our President and Chief Executive Officer during the year ended December 31, 2014, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Auerbach is reported in the Summary Compensation Table included under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas R. Malley(2)	50,000	1,125,105	—	1,175,105
Jay M. Moyes(3)	50,000	1,125,105	—	1,175,105
Troy E. Wilson(4)	50,000	1,125,105	—	1,175,105

(1)	Represents the grant date fair values of stock options granted during 2014 determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”), based on the number of stock options granted multiplied by the grant date fair value per stock option, which for Messrs. Malley and Moyes and Dr. Wilson was $195.33 per share for the stock options to purchase 10,000 shares of our common stock granted to each of Messrs. Malley and Moyes and Dr. Wilson at our last regularly scheduled Board meeting in 2014 on December 15, 2014 pursuant to our amended non-employee director compensation. For a discussion of valuation assumptions for the 2014 grants, see Note 6 to our 2014 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. As of December 31, 2014, the following outstanding option awards were held by members of our Board: Mr. Malley, 90,000 shares, Mr. Moyes, 100,000 shares and Dr. Wilson, 60,000 shares.
(2)	Mr. Malley serves as the Chairman of the Audit Committee and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee.
(3)	Mr. Moyes serves as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee and is a member of the Audit Committee.
(4)	Dr. Wilson is a member of the Audit Committee.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 17, 2015, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors and director nominees, (iii) each of our Named Executive Officers identified under the “Executive Compensation” section of this proxy statement and (iii) all current executive officers and directors as a group. Unless otherwise noted below, the address of each stockholder below is c/o Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024.

		SHARES BENEFICIALLY OWNED(1)(2)
NAME	TITLE	NUMBER(#)	PERCENTAGE
Directors and Named Executive Officers
Alan H. Auerbach(3)	President, Chief Executive Officer and Chairman of the Board	6,556,249	18.9%

Charles R. Eyler(4)	Senior Vice President, Finance and Administration and Treasurer	123,874	*

Richard B. Phillips, Ph.D.(5)	Senior Vice President, Regulatory Affairs and Quality Assurance and Pharmacovigilance	—	—

Richard P. Bryce, MBChB, MRCGP, MFPM(6)	Senior Vice President, Clinical Research and Development	125,562	*

Thomas R. Malley(7)	Director	228,495	*

Jay M. Moyes(8)	Director	79,166	*

Troy E. Wilson(9)	Director	26,732	*
All executive officers and directors (including nominees) as a group (7 individuals)		7,140,078	20.3%
Stockholders Holding 5% or More
Adage Capital Partners L.P.(10)	—	5,686,668	17.7%

FMR LLC(11)	—	4,035,436	12.6%

T. Rowe Price Associates, Inc.(12)	—	2,766,701	8.6%

Capital Research Global Investors(13)	—	1,944,740	6.0%

*	Denotes less than 1.0% of beneficial ownership.
(1)	This table is based upon information supplied by our officers, directors, principal stockholders and transfer agent, and information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise noted in the footnotes to this table, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws, where applicable. Applicable percentages are based on 32,146,895 shares of our common stock outstanding as of April 17, 2015, adjusted as required by the rules promulgated by the SEC.

(2)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 17, 2015, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(3)	Consists of (i) 4,040,000 shares held by Mr. Auerbach, (ii) 2,116,250 shares exercisable pursuant to an anti-dilutive warrant held by Mr. Auerbach, and (iii) options to purchase 399,999 shares of our common stock exercisable within 60 days of April 17, 2015.
(4)	Consists solely of options to purchase 123,874 shares of our common stock exercisable within 60 days of April 17, 2015.
(5)	Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014.
(6)	Consists solely of options to purchase 125,562 shares of our common stock exercisable within 60 days of April 17, 2015.
(7)	Consists of 156,551 shares held by Mr. Malley and options to purchase 71,944 shares of our common stock exercisable within 60 days of April 17, 2015.
(8)	Consists solely of options to purchase 79,166 shares of our common stock exercisable within 60 days of April 17, 2015.
(9)	Consists of 350 shares held in an IRA by Dr. Wilson, 400 shares and 150 shares held in minor accounts for Dr. Wilson’s children and options to purchase 25,832 shares of our common stock exercisable within 60 days of April 17, 2015.
(10)	Pursuant to a Schedule 13G/A dated February 12, 2014, as of December 31, 2013, Adage Capital Partners, L.P. (“ACP”) directly owns 5,686,668 shares of our common stock. Adage Capital Partners GP, L.L.C. (“ACPGP”) is the general partner of ACP. Adage Capital Advisors, L.L.C. (“ACA”) is the managing member of ACPGP. Each of Robert Atchinson and Phillip Gross is a managing member of ACA, a managing member of ACPGP and a general partner of ACP. The Adage Fund, ACPGP, ACA, Robert Atchinson and Phillip Gross each have shared voting power and shared dispositive power with respect to the shares. The address for the Adage Fund is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(11)	Pursuant to a Schedule 13G/A dated February 13, 2015, as of December 31, 2014, FMR LLC, certain of its subsidiaries and affiliates, and other companies beneficially owned 4,035,436 shares of our common stock. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(12)

Pursuant to a Schedule 13G/A dated February 17, 2015, as of December 31, 2014, T. Rowe Price Associates, Inc. has sole dispositive power with respect to 2,766,701 shares of our common stock and sole voting power with respect to 455,450 of such shares. T. Rowe Price Associates, Inc. is a registered investment advisor and a registered investment company and does not serve as custodian of shares of our common stock held by any of its clients; accordingly, only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such shares of our common stock and not more than 5% of our outstanding shares of common stock is owned by any one client subject to the investment advice of T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(13)	Pursuant to a Schedule 13G dated February 11, 2015, as of December 31, 2014, Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”), was deemed to be the beneficial owner of 1,944,740 shares of our common stock as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of our Board develops our executive compensation policies and determines the amounts and elements of compensation for our named executive officers (“Named Executive Officers”).

We have in place a compensation strategy for our executives that we believe focuses on both individual and Company performance. Incentive compensation paid to our executives is awarded based on our Compensation Committee’s review of our achievement of near-term corporate targets and longer term business objectives and strategies. The Compensation Committee is responsible for evaluating and administrating all of our executive compensation programs and practices to ensure that they properly compensate, reward and drive corporate performance while remaining competitive with comparable biotechnology companies. The Compensation Committee reviews and approves all compensation for our executive officers, including base salaries, annual bonuses and equity incentive compensation.

This Compensation Discussion and Analysis describes our executive compensation programs for our Named Executive Officers for the 2014 fiscal year, who were:

•	Alan H. Auerbach, our President and Chief Executive Officer;

•	Charles R. Eyler, our Senior Vice President, Finance and Administration and Treasurer;

•	Richard B. Phillips, Ph.D., our Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance; and

•	Richard P. Bryce, MBChB, MRCGP and MFPM, our Senior Vice President, Clinical Research and Development.

Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014.

Alignment of Executive Compensation with Performance-Highlights

Under our executive team’s leadership we have created long-term sustained value for our stockholders. Between our initial listing on the OTC Bulletin Board in April 2012 and the end of our 2014 fiscal year, the price of our common stock increased approximately 1,302%.

During the 2014 fiscal year, the price of our common stock increased approximately 82.8%, closing at $189.27 on December 31, 2014, up from the closing price of $103.53 on December 31, 2013.

In July 2014, we announced positive top line results from the Phase III clinical trial of neratinib for the extended adjuvant treatment of HER2-positive early stage breast cancer. Based on these results, we plan to file for regulatory approval of neratinib in this indication with the U.S. Food and Drug Administration in the first quarter of 2016.

In the first quarter of 2014, we successfully completed a $138 million public offering of our common stock, which helped to strengthen our financial position.

Advisory Vote on Executive Compensation

At our 2012 annual meeting of stockholders, we held a say-on-pay vote, and the stockholders approved, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC. Upon review of the final voting results, and given the significant level of stockholder support (approximately 82% of our stockholders voted in favor of the say-on-pay proposal), we have not made any changes to our executive compensation policies or decisions as a result of the vote. In addition, our stockholders also indicated their preference for three years as the frequency of future advisory votes on the compensation of our Named Executive Officers. Accordingly, we are holding a say-on-pay vote at this year’s annual meeting, and our next say-on-pay vote will be held at our annual meeting in 2018.

Compensation Principles and Objectives

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

The Compensation Committee believes that compensation paid to our Named Executive Officers should be aligned with our performance on both a short-term and long-term basis, linked to results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the Compensation Committee’s objectives:

•

align officer and stockholder interests by providing a portion of total compensation opportunities for senior management in the form of equity awards and bonuses awarded based on the Compensation Committee’s review of company and individual performance;

•

ensure executive officer compensation is competitive within the marketplace in which we compete for executive talent by relying on the Compensation Committee’s judgment, expertise and personal experience with other similar companies, recognizing that because of the Company’s business model and relatively early stage of development, there may be few directly comparable companies; and

•

recognize that best compensation practices for a growing young company may be substantially different than for a larger, more mature company and that we should make full use of our greater latitude and breadth of compensation opportunities.

Determination of Compensation

The Compensation Committee is charged with the primary authority to determine and recommend the compensation awards available to our executive officers for approval by the Board. Based on the Compensation Committee members’ collective understanding of compensation practices in similar companies in the biotechnology and pharmaceutical industry, our executive compensation package consists of the following elements, in addition to the employee benefit plans in which all employees may participate:

•	Base salary: compensation for ongoing services throughout the year.

•	Annual discretionary cash bonus awards: discretionary awards to recognize and reward achievement of corporate and individual performance.

•	Long-term equity incentive program: equity compensation to provide an incentive to our Named Executive Officers to manage us from the perspective of an owner with an equity stake in the business.

•	Severance and change in control benefits: remuneration paid to certain executives in the event of a qualifying termination of employment.

To aid the Compensation Committee in making its determination, our Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers (other than himself) based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the Named Executive Officers. The overall performance of our Named Executive Officers as a team is reviewed annually by the Compensation Committee.

We set base salary and annual bonus structures and any grants of stock options based on the Compensation Committee members’ collective understanding of compensation practices in the biotechnology and pharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and Compensation Committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies. In addition, from time to time we may rely on compensation survey data provided by Mercer.

Elements of Executive Compensation

Base Salaries

Mr. Auerbach is the founder of our company, and accordingly his compensation was initially established to reflect his position as a founding executive and has evolved as we have grown. Mr. Eyler, Dr. Phillips and Dr. Bryce joined us after we were founded, and their initial compensation was the result of arms-length negotiations at that time.

Base salaries of our Named Executive Officers (other than our Chief Executive Officer) are recommended and reviewed periodically by our Chief Executive Officer, and the base salary for each Named Executive Officer is approved by our Compensation Committee. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience and sustained performance. Decisions regarding salary increases may take into account the Named Executive Officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic base salary increases are provided to our Named Executive Officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

In the summer and winter of 2014, the Compensation Committee approved base salary increases for each of our Named Executive Officers, each effective July 1, 2014 (Dr. Bryce) or September 1, 2014 (Messrs. Auerbach and Eyler). The following table shows each Named Executive Officer’s annual base salary prior to and after the increases. Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014, and therefore did not receive a base salary increase in 2014; his annual base salary in 2014 was $330,750.

Name	Prior Annual Base Salary ($)	New Annual Base Salary ($)
Alan H. Auerbach	600,000	630,000
Charles R. Eyler	292,200	333,108
Richard P. Bryce, MBChB, MRCGP, MFPM	330,750	357,210

The Compensation Committee determined to approve these base salary increases to reward the executives for their significant contributions to the development of the Company, as well as to bring their salaries in line with competitive positions (as determined based on the Compensation Committee’s review of the compensation survey data provided by Mercer in 2013).

The actual base salaries paid to all of our Named Executive Officers during 2014 are set forth in the “Summary Compensation Table” below.

Annual Bonuses

Cash bonuses are intended to provide incentives to drive company-wide performance. Each of our Named Executive Officers is eligible to receive a discretionary cash bonus targeted as a percentage of the executive’s base salary. For 2014, Messrs. Auerbach and Eyler, and Drs. Phillips and Bryce were eligible to receive a discretionary cash bonus targeted at 50%, 35%, 35% and 35%, respectively, of their annual base salary prior to the 2014 increases.

The determination of the amount of annual bonuses paid to our Named Executive Officers generally reflects a number of considerations by the Compensation Committee acting in their discretion, including, among other things, the performance of the Company and a subjective evaluation of the individual contribution and performance of each Named Executive Officer. Bonus determinations are not formulaic and no particular weight is assigned to any of the factors considered by the Compensation Committee.

In 2014, in accordance with the approach described above, the Compensation Committee awarded cash bonuses of $300,000 to Mr. Auerbach, $117,610 to Mr. Eyler, $115,762 to Dr. Phillips and $133,126 to Dr. Bryce, which represents approximately 50%, 40%, 35% and 40%, respectively, of the executive’s base salary prior to the 2014 increases.

Equity Awards

The goals of our long-term, equity-based incentive awards are to align the interests of our Named Executive Officers with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our Named Executive Officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, prior financial contributions to us and the size of prior grants.

To reward and retain our Named Executive Officers in a manner that aligns their interests with stockholders’ interests, we have historically used stock options as the primary incentive vehicle for long-term compensation. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time.

We generally use stock options to compensate our Named Executive Officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. We have not established a formula or program for determining the size of any equity award, including any annual refresher grants, and our Compensation Committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

The exercise price of each stock option grant is at or above the fair market value of our common stock on the grant date, for which we use the closing price of our common stock on the grant date. Stock option awards typically vest over a three-year period as follows (subject to continued service through the applicable vesting date): one-third of the shares underlying the option vest on the first anniversary of the vesting commencement date, and the remainder of the shares underlying the option vest in equal monthly installments over the following 24 months. We believe these vesting schedules appropriately encourage continued service with the Company while allowing our executives to realize compensation in line with the value they have created for our stockholders.

During 2014, we made the following grants of stock options to our Named Executive Officers. The options vest in accordance with the vesting schedules described above. Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014, and therefore, no stock options were granted to him.

Name	2014 Stock Option Grants (# of Shares)
Alan H. Auerbach	150,000
Charles R. Eyler	31,500
Richard P. Bryce, MBChB, MRCGP, MFPM	31,500

As a result of our Compensation Committee’s assessment of our Chief Executive Officer’s substantial roles and responsibilities within the Company, our Compensation Committee determined it was appropriate for Mr. Auerbach to receive a larger stock option grant than those of our other Named Executive Officers.

Severance and Change in Control Arrangements

Mr. Auerbach’s employment agreement provides he is eligible to receive severance payments and benefits upon an involuntary termination of employment in connection with a change in control of our company. We believe that this protection serves to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control, and provides the business with a smooth transition in the event of such a termination of employment in connection with a transaction. This severance and change in control arrangement is designed to retain Mr. Auerbach in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered. For a detailed description of the severance provisions contained in Mr. Auerbach’s employment agreement, see “Potential Payments Upon Termination or Change in Control” below.

Other Elements of Compensation and Perquisites

All of our full-time employees in the United States, including our Named Executive Officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $17,500 in 2014, and to have the amount of this reduction contributed to our 401(k) plan. In addition, all of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans.

Tax and Accounting Considerations

Section 162(m) of the Code

Section 162(m) of the Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for the group of individuals generally comprised of its named executive officers, other than its chief financial officer, unless compensation is performance-based. Where reasonably practicable and to the extent that the Section 162(m) deduction disallowance becomes applicable to our company, our Compensation Committee may seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations. As such, in approving the amount and form of compensation for our executive officers in the future, our Compensation Committee has and will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m) of the Code. However, our Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our named executive officers in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Under his employment agreement, Mr. Auerbach may be entitled to a gross-up payment that will make him whole in the event that any parachute payment excise taxes are imposed on him in excess of a certain threshold. We provide this protection to Mr. Auerbach to help ensure that he will be properly incentivized in the event of a potential change in control of the Company to maximize shareholder value in a transaction without concern for potential consequences of the transaction to him.

Accounting Standards

ASC Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, performance shares and restricted stock units (“RSUs”) under our equity incentive award plans are accounted for under ASC Topic 718. Our Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our Named Executive Officers for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Alan H. Auerbach	2014	610,000	300,000	16,876,576	11,030	(4)	17,797,606
President and Chief Executive Officer	2013	546,667	260,000	4,555,285	10,620		5,372,572
	2012	470,000	235,000	2,600,500	25,818,686	(5)	29,124,186
Charles R. Eyler	2014	304,336	117,610	4,061,879	15,734	(4)	4,499,559
Senior Vice President, Finance and Administration	2013	282,900	83,475	901,228	15,817		1,283,420
	2012	269,417	79,500	549,675	16,858		915,450
Richard B. Phillips, Ph.D.(6)	2014	313,507	115,763	—	3,812	(4)	433,082
Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance	2013	289,167	86,028	901,228	2,507		1,278,930
	2012	271,127	80,400	674,685	3,024		1,029,236

Richard P. Bryce, MBChB, MRCGP and MFPM	2014	342,692	133,126	1,448,393	12,206	(4)	1,936,417
Senior Vice President, Clinical Research and Development	2013	322,724	110,250	1,398,532	18,584		1,850,086
	2012	167,192	50,000	829,500	18,786		1,065,478

(1)	Reflects discretionary bonuses paid to the Named Executive Officers in respect of services provided during the applicable fiscal year.
(2)	Represents the grant date fair values of stock options granted during 2014, 2013 and 2012 determined in accordance with ASC 718, based on the number of stock options granted multiplied by the grant date fair value per stock option. For a discussion of valuation assumptions for the stock option grants, see Note 6 to our 2014 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. Amounts reported for 2012 for Messrs. Auerbach and Eyler and Dr. Phillips revise the amounts previously disclosed in our Summary Compensation Table contained in our proxy statements filed with the SEC on April 30, 2013 and April 30, 2014.
(3)	Amounts reported for 2012 for Messrs. Auerbach and Eyler revise the amounts previously disclosed in our Summary Compensation Table contained in our proxy statements filed with the SEC on April 30, 2013 and April 30, 2014.
(4)	For Mr. Auerbach, Mr. Eyler, Dr. Phillips and Dr. Bryce, represents life insurance premiums paid by us in the amounts of $630, $5,334, $3,812 and $1,806, respectively, for 2014. For Mr. Auerbach, Mr. Eyler and Dr. Bryce, represents matching contributions to our 401(k) plan made by us in the amounts of $10,400, $10,400 and $10,400, respectively, for 2014.
(5)	Includes the final fair value of Mr. Auerbach’s warrant determined in accordance with ASC 718. In connection with the closing of our public offering in October 2012, the exercise price and number of shares underlying the warrant issued to Mr. Auerbach were established. Pursuant to the terms of the warrant, Mr. Auerbach may exercise the warrant to acquire 2,116,250 shares of our common stock at $16 per share until October 2021. The warrant was valued at approximately $6.9 million at the time of issuance and recorded to the statement of operations. The warrant was revalued at approximately $7.6 million on December 31, 2011, in accordance with ASC 718. The fair value of the warrant as of December 31, 2012 was approximately $25.8 million and resulted in an adjustment to the fair value of $18.2 million. For a discussion of valuation assumptions for the warrant, see Note 6 to our 2014 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(6)	Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014.

Grants of Plan-Based Awards in 2014

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during the year ended December 31, 2014. Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014, and therefore, no stock options were granted to him in 2014.

Name	Grant Date	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Option Awards ($)(1)
Alan H. Auerbach	12/15/2014	150,000	195.33	16,876,576
Charles R. Eyler	11/19/2014	31,500	223.32	4,061,879
Richard P. Bryce, MBChB, MRCGP, MFPM	7/9/2014	31,500	65.66	1,448,393

(1)	Represents the grant date fair values of stock options granted during 2014 determined in accordance with ASC 718, based on the number of stock options granted multiplied by the grant date fair value per stock option. For a discussion of valuation assumptions for the option awards, see Note 6 to our 2014 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements with Our Executive Officers

President and Chief Executive Officer—Alan H. Auerbach

On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. The employment agreement governs the terms of Mr. Auerbach’s employment with us and expired on September 1, 2014, but is subject to automatic one-year renewal terms unless earlier terminated or either we or Mr. Auerbach gives written notice of termination 60 days prior to the end of the term. The employment agreement also provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement.

Pursuant to the employment agreement, Mr. Auerbach will receive an annual base salary, which was initially set at $470,000, and he is eligible to receive an annual discretionary bonus in an amount up to 50% of his base salary (pro-rated for any partial year service), each subject to possible increase in connection with our annual review process. Mr. Auerbach is also eligible under the employment agreement to participate in all benefits offered to our senior executives. In connection with entering into the employment agreement, Mr. Auerbach also received an option to purchase 200,000 shares of our common stock in February 2012.

For a discussion of the payments and other benefits to which Mr. Auerbach is entitled in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us, see “Potential Payments Upon a Termination or Change in Control” below.

Mr. Auerbach’s employment agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the employment agreement for an indefinite period. The employment agreement also contains non-solicitation and non-disparagement provisions extending until 18 months following the termination of his employment with us.

Other Named Executive Officers—Charles R. Eyler, Richard B. Phillips, Ph.D. and Richard P. Bryce, MBChB, MRCGP, MFPM

We have entered into letter agreements with each of the Named Executive Officers listed in the table below on the date set forth next to such officer’s name. These Named Executive Officers are at-will employees. The table below also sets forth each officer’s initial base salary.

Name	Offer Letter Date	Initial Base Salary ($)
Charles R. Eyler	October 21, 2011	$265,000
Richard B. Phillips, Ph.D.	October 21, 2011	$268,000
Richard P. Bryce, MBChB, MRCGP, MFPM	May 2, 2012	$315,000

Pursuant to their letter agreements, each of Mr. Eyler and Dr. Phillips is eligible to receive a discretionary annual performance bonus in an amount initially targeted at 30% of the executive’s base salary, subject to the attainment of performance criteria established and evaluated by us. Pursuant to his letter agreement, Dr. Bryce is eligible to receive a discretionary annual performance bonus in an amount initially targeted at 35% of the executive’s base salary, subject to the attainment of performance criteria established and evaluated by us. Each of Mr. Eyler, Dr. Phillips and Dr. Bryce is also eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by us from time to time for the benefit of similarly situated employees. In addition, pursuant to these letter agreements, we granted Mr. Eyler an option to purchase 90,000 shares of our common stock, Dr. Phillips an option to purchase 90,000 shares of our common stock and Dr. Bryce an option to purchase 105,000 shares of our common stock.

The letter agreements also contain a customary non-solicitation provision and, in connection with their entry into the offer letters, each of the Named Executive Officers listed in the table above entered into our standard proprietary information and inventions agreement.

Dr. Phillips’ letter agreement terminated in connection with his retirement on November 4, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2014. Dr. Phillips retired from his position as Senior Vice President, Regulatory Affairs, Quality Assurance and Pharmacovigilance on November 4, 2014, and therefore, no equity awards were held by him at December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Alan H. Auerbach(1)	194,444		5,556	(2)	3.75	2/13/2022
	100,000		50,000	(3)	19.34	12/17/2022
	58,333		91,667	(4)	44.08	10/25/2023
	—		150,000	(5)	195.33	12/15/2024
Charles R. Eyler	90,000	(6)	—		3.75	2/13/2022
	15,000		7,500	(7)	19.34	12/17/2022
	11,375		20,125	(8)	41.50	11/18/2023
	—		31,500	(9)	223.32	11/19/2024
Richard P. Bryce, MBChB, MRCGP, MFPM	87,500		17,500	(10)	11.30	6/1/2022
	17,354		19,356	(11)	55.20	7/9/2023
	—		31,500	(12)	65.66	7/9/2024

(1)	In addition to the option awards reflected above, Mr. Auerbach holds a warrant that is exercisable until October 2021 for 2,116,250 shares of our common stock at $16 per share.
(2)	One-third of the option vests on the first anniversary of the vesting commencement date of January 19, 2012 and then one thirty-sixth monthly thereafter, subject to continued service. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(3)	One-third of the option vests on the first anniversary of the grant date of December 17, 2012 and then one thirty-sixth monthly thereafter, subject to continued service. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(4)	One-third of the option vests on the first anniversary of the grant date of October 25, 2013 and then one thirty-sixth monthly thereafter, subject to continued service. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(5)	One-third of the option vests on the first anniversary of the vesting commencement date of September 1, 2014 and then one thirty-sixth monthly thereafter, subject to continued service. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(6)	This option was vested in full as of December 31, 2014.
(7)	One-third of the option vests on the first anniversary of the grant date of December 17, 2012 and then one thirty-sixth monthly thereafter, subject to continued service.
(8)	One-third of the option vests on the first anniversary of the grant date of November 18, 2013 and then one thirty-sixth monthly thereafter, subject to continued service.
(9)	One-third of the option vests on the first anniversary of the vesting commencement date of September 1, 2014 and then one thirty-sixth monthly thereafter, subject to continued service.
(10)	One-third of the option vests on the first anniversary of the grant date of June 1, 2012 and then one thirty-sixth monthly thereafter, subject to continued service.
(11)	One-third of the option vests on the first anniversary of the grant date of July 9, 2013 and then one thirty-sixth monthly thereafter, subject to continued service.

(12)	One-third of the option vests on the first anniversary of the grant date of July 9, 2014 and then one thirty-sixth monthly thereafter, subject to continued service.

Option Exercises and Stock Vested

The following table shows the number of shares of common stock acquired by each named executive officer during 2014 upon the exercise of options held by each named executive officer during 2014. None of our named executive officers held any outstanding stock awards in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alan H. Auerbach	—	—	—	—
Charles R. Eyler	—	—	—	—
Richard B. Phillips, Ph.D.	109,249	25,301,001	—	—
Richard P. Bryce, MBChB, MRCGP, MFPM	—	—	—	—

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold, net of the exercise price for acquiring shares.

Pension Benefits and Nonqualified Deferred Compensation

During the fiscal year ended December 31, 2014, we did not have any plans in place for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax qualified deferred contribution plans and nonqualified deferred contribution plans.

Potential Payments Upon a Termination or Change in Control

Alan H. Auerbach. On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. Pursuant to the employment agreement, in the event Mr. Auerbach’s employment is terminated by us without “cause” or by Mr. Auerbach for “good reason” (each as defined in the employment agreement and described below) 60 days prior to, or 18 months following, a change in control, he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	a lump sum payment equal to two times the sum of his base salary and the maximum bonus to which he would be eligible to receive for the year in which the termination occurs;

•

all unvested equity-based incentive awards will immediately vest on the later of the change in control and the termination date, and will remain exercisable (as applicable) for a period of up to 12 months from the date of the termination; and

•	up to 18 months continuation of healthcare benefits to him and his dependents.

In the event a change in control occurs and an excise tax is imposed as a result of any payments made to Mr. Auerbach in connection with such change in control, we will either (i) reduce the payments made to Mr. Auerbach such that the excise tax will not be imposed or (ii) in certain circumstances, pay the entire (unreduced) payments and also pay or reimburse Mr. Auerbach an amount equal to any such excise tax plus any taxes resulting from such payments.

In the event Mr. Auerbach’s employment is terminated without “cause” or by Mr. Auerbach for “good reason,” in each case outside of the change in control context described above, then Mr. Auerbach will be entitled to receive, in addition to any accrued but unpaid compensation and benefits (i) an amount equal to the sum of his base salary and the maximum bonus to which he would be eligible to receive for the year in which the termination occurs, payable over a period of one year following such termination in substantially equal installments; and (ii) up to 18 months continuation of healthcare benefits to him and his dependents. All severance benefits are contingent upon Mr. Auerbach’s execution and non-revocation of a general release of claims in favor of us. Under the terms of Mr. Auerbach’s employment agreement:

•

“Cause” is generally defined as (i) the willful failure, disregard or refusal by the executive to perform his duties; (ii) any willful, intentional or grossly negligent act by the executive that injures in a material way our business or reputation; (iii) willful misconduct by the executive in respect of his duties or obligations; (iv) the executive’s commission of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea to any such charge); (v) the determination by us, after a reasonable and good-faith investigation following a written allegation by another employee of us that the executive engaged in some form of harassment prohibited by law, unless the executive’s actions were specifically directed by the board; (vi) any misappropriation or embezzlement of our property; (vii) breach by the executive of his obligations with respect to confidentiality, non-solicitation and non-disparagement or of any of his representations or warranties under the employment agreement; and (viii) material breach by the executive of any other provision of the employment agreement which is not cured within a specified timeframe.

•

“Good reason” is generally defined as: (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment agreement; (iv) a direction to the executive to take any action that violates any applicable legal or regulatory requirement; or (v) any other action or inaction that constitutes a material breach by us of our obligations under the employment agreement.

•

A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our Board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

Charles R. Eyler and Richard P. Bryce, MBChB, MRCGP, MFPM. None of our other Named Executive Officers are entitled to any payments from us following, or in connection with such Named Executive Officer’s resignation, retirement or other termination, or a change in control of us or a change in such Named Executive Officer’s responsibilities following a change in control, except that, under the terms of the Plan, in the event of a change in control (as defined above), if the successor corporation refuses to assume or substitute any equity award held by Mr. Eyler or Dr. Bryce, such equity awards will immediately vest and, if applicable, become exercisable and be deemed exercised immediately prior to the change in control transaction. Dr. Phillips retired in November 2014 and did not receive any payments or benefits in connection with his retirement.

Summary of Potential Payments

The following table summarizes the payments that would have been made to Mr. Auerbach upon the occurrence of a qualifying termination of employment or change in control, assuming that Mr. Auerbach’s termination of employment with our company occurred on December 31, 2014 or in the event that a change in control of our company occurred on December 31, 2014, as applicable. Amounts shown do not include

(i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by the Mr. Auerbach during his employment that are available to all salaried employees, such as accrued vacation. In addition, the following table does not include Mr. Eyler or Dr. Bryce because they would not be entitled to any payments and/or benefits upon a qualifying termination and/or change in control.

Name	Termination Without Cause or With Good Reason (Not in Connection with Change in Control) ($)	Termination Without Cause or With Good Reason (In Connection with Change in Control) ($)
Alan Auerbach
Cash Severance	945,000	1,890,000
Continued Health Benefits	23,256	23,256
Acceleration of Equity Awards	—	22,836,551
280G Excise Tax Gross-Up	—	2,385,419
Total	968,256	27,135,226

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee of the Board of Directors

Jay M. Moyes (Chairman)

Thomas R. Malley

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the number of options outstanding under the Plan as of December 31, 2014:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plan approved by security holders(1)	3,997,068	$89.61	1,770,651
Equity compensation plans not approved by security holders	—	—	—

Total	3,997,068	$89.61	1,770,651

(1)	On September 15, 2011, the Board and stockholder of Puma Biotechnology, a privately-held Delaware corporation and our predecessor, adopted the Plan. On October 4, 2011, we assumed the Plan in connection with the merger between Puma Biotechnology, Inc., a privately-held Delaware corporation formed on September 15, 2010, and us.

Administration

Except with respect to grants to non-employee directors, our Compensation Committee administers the Plan. Subject to the terms of the Plan, the board’s authority to administer the Plan with respect to grants made to non-employee directors, and the Compensation Committee’s delegation of certain of its authority under the Plan to our Stock Option Committee, our Compensation Committee has complete authority and discretion to determine the terms of awards under the Plan.

Eligible Recipients

Any of our or our affiliates’ officers, employees, consultants and non-employee directors of the Board, is eligible to receive awards under the Plan.

Grants

The Plan authorizes the grant to eligible recipients of non-qualified stock options (“NSOs”), incentive stock options (“ISOs”), restricted stock awards, RSUs, performance shares, dividend equivalent awards, deferred stock awards, stock payment awards, stock appreciation rights (“SARs”) and other incentive awards, as well as performance awards (including cash awards).

Duration, Amendment, and Termination

Our Board may amend, suspend or terminate the Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of common stock reserved for issuance pursuant to incentive awards, unless such change is authorized by our stockholders within one year.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY VOTE”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

Our executive compensation is designed to attract, motivate and retain our executive officers, who are critical to our success. Our Named Executive Officers are rewarded for the achievement of our financial and strategic goals and for driving corporate financial performance and stability through the award of base salaries, the opportunity to earn annual cash performance-based bonuses and the award of stock options. The pay mix provided to our Named Executive Officers is designed to align the interests of our executives with those of our stockholders. The following summarizes some of our 2014 business highlights and the key aspects of our executive compensation program. We urge our stockholders to review the “Compensation Discussion and Analysis” and “Summary Compensation Table” sections of this proxy statement for more information.

2014 Business Highlights

Over the last three years, we created and consistently maintained long-term sustained value for our stockholders. Between our initial listing on the OTC Bulletin Board in April 2012 and the end of our 2014 fiscal year, the price of our common stock increased approximately 1,302%. In the 2014 fiscal year alone, the price of our common stock increased approximately 82.8%, closing at $189.27 on December 31, 2014, up from the closing price of $103.53 on December 31, 2013.

In July 2014, we announced positive top line results from the Phase III clinical trial of neratinib for the extended adjuvant treatment of HER2-positive early stage breast cancer. Based on these results, we plan to file for regulatory approval of neratinib in this indication with the U.S. Food and Drug Administration in the first quarter of 2016.

In addition, in the first quarter of 2014, we successfully completed a $138 million public offering of our common stock, which helped to strengthen our financial position.

We believe that our executive compensation programs are strongly aligned with the long-term interests of our stockholders. We believe that our compensation programs strongly align our executives’ interests with those of our stockholders. We have used stock options as a key equity incentive vehicle because our executives are able to benefit from stock options only if the market price of our common stock increases relative to the option’s exercise price, which provides meaningful incentives to our executives to achieve increases in the value of our stock over time. As a result, stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of these awards to our future performance. In addition to linking compensation value to stockholder value, stock options generally require continued service over a multi-year period as a condition to vesting, which creates a strong retention incentive and helps ensure the continuity of our operations.

We emphasize pay-for-performance and tie a significant amount of our Named Executive Officers’ pay to our performance. We believe that a significant portion of our executives’ compensation should be variable, at-risk and tied to performance. Our cash bonus program rewards annual performance based on our compensation committee’s evaluation of company and individual performance. In addition, as described above, we continue to use stock options as an equity incentive vehicle because they motivate our executives to ensure our company achieves its goals and delivers increases in share price to our stockholders.

We maintain strong governance standards and best practices for our compensation programs. Our compensation committee meets regularly to address compensation matters in a timely manner and consistently reviews our executive compensation program to ensure that it provides competitive pay opportunities to help attract and retain the highly-qualified and dedicated executive talent that is so important to our business.

Board Recommendation

Our Board of Directors is asking stockholders to approve on an advisory, non-binding basis, the following resolution at the annual meeting:

“RESOLVED, that the stockholders of Puma Biotechnology, Inc. approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and the accompanying narrative disclosure set forth in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, our Board or our Compensation Committee. Although non-binding, the vote will provide information to our Board and Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which our Board or Compensation Committee will be able to consider when determining executive compensation for the years to come.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to the Company’s audited consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the years ended December 31, 2014, 2013 and 2012 and the notes thereto.

Responsibilities. The Audit Committee operates under a written charter adopted by the Board. The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the Company’s financial statements as well as its financial reporting process and principles, internal controls and disclosure controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures. The independent registered public accounting firm, PKF Certified Public Accountants, are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles and are also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.

Review with Management and Independent Registered Public Accountants. The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with the Company’s independent registered public accounting firm, PKF Certified Public Accountants. The Audit Committee has also reviewed and discussed with management and PKF Certified Public Accountants the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2014, PKF Certified Public Accountants’ evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. The Audit Committee has also discussed with PKF Certified Public Accountants those matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from PKF Certified Public Accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of PKF Certified Public Accountants with the Audit Committee concerning the accountant’s independence, and has discussed with PKF Certified Public Accountants its independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014.

Audit Committee of the Board of Directors

Thomas R. Malley (Chairman)

Jay M. Moyes

Troy E. Wilson

Independent Registered Public Accountants

The following table presents fees for professional services provided or to be provided by PKF Certified Public Accountants for the audit of and other services rendered to us during the fiscal years ended December 31, 2014 and 2013.

	2014	2013
PKF Certified Public Accountants
Audit Fees	$197,268	$172,645
Audit-Related Fees	—	—
Tax Fees	14,392	4,800
All Other Fees	28,930	2,000

Total Fees	$240,590	$179,445

Audit Fees

This category includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 with respect to the fiscal years ended December 31, 2014 and 2013.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities, tax consultations, the review of income tax returns and assistance with state tax examinations.

All Other Fees

During the fiscal year ended December 31, 2014, this category included fees for review work performed on the registration statement related to a financing. We did not engage PKF Certified Public Accountants to provide any information technology services or any other services during the fiscal year ended December 31, 2013.

Pre-Approval Policies and Procedures

For the fiscal years ended December 31, 2014 and 2013, our Audit Committee approved the audit-related and non-audit related services performed by PKF Certified Public Accountants and associated fees. The Audit Committee determined that the rendering of the non-audit services was compatible with maintaining the independence of PKF Certified Public Accountants.

For the fiscal year ending December 31, 2015, our Audit Committee pre-approved audit-related and non-audit related services not prohibited by law to be performed by our independent registered public accountants and estimated fees. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent auditor. Audit committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of our Board has selected PKF Certified Public Accountants, a Professional Corporation, as our independent registered public accountants for the year ending December 31, 2015, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of PKF Certified Public Accountants is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of PKF Certified Public Accountants as our independent registered public accountants for the year ending December 31, 2015, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PKF CERTIFIED PUBLIC ACCOUNTANTS, A PROFESSIONAL CORPORATION, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL 4

APPROVAL OF AN AMENDMENT TO THE

PUMA BIOTECHNOLOGY, INC. 2011 INCENTIVE AWARD PLAN

Introduction

On April 20, 2015, our Board adopted, subject to stockholder approval, an amendment to the Puma Biotechnology, Inc. 2011 Incentive Award Plan (as amended, the “Plan”) to increase the number of shares we are authorized to issue or award under the Plan (the “Amendment” and together with the Plan, the “Amended Plan”) by 4,000,000 shares.

A copy of the Amendment is included as Appendix A to this proxy statement.

Proposed Share Reserve Increase. We are asking our stockholders to approve the Amendment because we believe the availability of an adequate reserve of shares under the Plan is important to our continued growth and success. The purpose of the Plan is to assist us in attracting, motivating and retaining selected individuals who will serve as our employees, directors and consultants, whose judgment, interest and special effort is critical to the successful conduct of our operation. We believe that the equity-based awards to be issued under the Plan will motivate recipients to offer their maximum effort to the Company and help focus them on the creation of long-term value consistent with the interests of our stockholders. We believe that grants of equity incentive awards are necessary to enable us to continue to attract and retain top talent; if the Amendment is not approved, we believe our recruitment and retention capabilities will be adversely affected.

In its determination to approve the increase in the number of shares authorized under the Plan, the Board and Compensation Committee considered that:

•

In 2014, 2013 and 2012, we granted equity awards representing a total of approximately 2,004,114, 1,032,375 and 1,948,000 shares, respectively, after giving effect to full value award multipliers. This level of equity awards reflects growth in hiring. The number of employees increased from 18 employees at December 31, 2011 to approximately 90 employees in March 2014. Although last year we did not expect our employee base to continue to grow at significant rates, we continued to increase the number of employees to the current level of approximately 120 employees due to the rapid development of neratinib. This burn rate illustrates that we are a “start-up” drug development company that has attracted and continues to attract the talent necessary to build our business and meet our anticipated new drug application (“NDA”) filing date of the first quarter of 2016 for the regulatory approval of neratinib for the extended adjuvant treatment of HER2-positive early stage breast cancer. The majority of the equity awards granted in 2012 - 2014 were awarded to newly-hired employees. In anticipation of filing the NDA in first quarter of 2016, and if approved, the anticipated commercialization of our product, we will continue to add staffing to meet those activities. We are planning to engage a compensation consultant to help us restructure our long-term incentive program such that we can continue to incentivize existing employees, and continue to attract the talent we need, while making the most effective use of the number of shares available in our Plan. We currently anticipate that the additional 4,000,000 shares, along with the expected restructuring of our long-term incentive program, will provide sufficient shares for at least the next two years. If we do not increase the shares available for issuance under the Plan, then based on historical usage rates of shares under the Plan, we would expect to exhaust the share limit under the Plan in late 2015, at which time we would lose an important compensation tool aligned with stockholder interests to attract, motivate and retain highly qualified talent. As we move toward filing the NDA and commercialization, it is imperative that we continue to both attract and retain highly qualified talent.

•

In 2014, our end of year overhang rate, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year plus the number of shares remaining available for issuance under the Plan by (ii) the number of our shares outstanding at the end of the fiscal year, was

18.9%. If approved, the issuance of the additional shares to be reserved under the Plan would dilute the holdings of stockholders by an additional 13.1% on a fully diluted basis, based on the number of shares of our common stock outstanding as of April 17, 2015. If the amendment to the Plan is approved, we expect our overhang rate at the end of 2015 will be approximately 32.0%, which we believe is reasonable.

If this Proposal 4 is adopted, a maximum of 10,529,412 shares of common stock will be reserved for issuance under the Amended Plan, all of which may be granted as ISOs pursuant to Section 422 of the Code. In light of the factors described above, the Board believes this number represents reasonable potential equity dilution and provides a significant incentive for officers, employees, non-employee directors and consultants to increase the value of the Company for all stockholders. The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Stockholder Approval. If stockholders do not approve the proposal in this Proposal 4, the proposed additional shares will not become available for issuance under the Plan.

The material terms of the Plan, as proposed to be amended by the Amendment, are summarized below and qualified in their entirety by reference to the Puma Biotechnology, Inc. 2011 Incentive Award Plan attached as Exhibit 10.4 to the Current Report on Form 8-K that we filed with the SEC on October 11, 2011, the First Amendment to Puma Biotechnology, Inc. 2011 Incentive Award Plan attached as Appendix A to the amendment to the proxy statement on Schedule 14A that we filed with the SEC on June 4, 2014 and the Amendment attached as Appendix A to this proxy statement.

Material Terms of the Amended Plan

Eligibility and Administration. Our employees, consultants and directors are eligible to receive awards under the Amended Plan. Currently, approximately 120 employees and 3 non-employee directors (and no consultants) are eligible to participate in the Amended Plan.

The Amended Plan is administered by our Board with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator), subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Amended Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available. If our stockholders approve this proposal, the aggregate number of shares of our common stock that will be available for issuance under awards granted pursuant to the Amended Plan will equal 10,529,412, all of which may be granted as ISOs pursuant to Section 422 of the Code. As of April 17, 2015, there were approximately 1.6 million shares available for grant under the Plan. To the extent permitted under applicable law and applicable stock exchange rules, awards that provide for the delivery of shares subsequent to the applicable grant date may be granted in excess of the aggregate share limit if such awards provide for the forfeiture or cash settlement to the extent that insufficient shares remain under the aggregate share limit at the time that shares would otherwise be issued in respect of such award.

Shares subject to awards under the Amended Plan that are forfeited, expire or are settled for cash, and shares tendered or withheld to satisfy the exercise price and/or tax withholding associated with an award, may be used again for new grants under the Amended Plan. Neither shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise nor shares purchased on the open market with the cash proceeds from the exercise of options may be used again for new grants of awards. Shares granted under the Amended Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Amended Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended Plan during any calendar year is 500,000 and the maximum amount that may be paid in cash pursuant to the Amended Plan to any one participant during any calendar year period will be $2,000,000.

Awards. The Amended Plan provides for the grant of stock options, including ISOs and NSOs, restricted stock, dividend equivalents, stock payments, RSUs, deferred stock, performance shares, other incentive awards, SARs, and performance awards (including cash awards). Certain awards under the Amended Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Amended Plan are or will be set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•

Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders), and the plan administrator may provide that any option may be “early exercised” in exchange for shares of restricted stock. Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•

Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

•

Restricted Stock, Deferred Stock, Restricted Stock Units and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price, or that are acquired pursuant to the early exercise of an option. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, deferred stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•

Stock Payments, Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals (for more information, see “Performance Awards” below).

•

Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents will not be payable on options or SARs, unless otherwise determined by the plan administrator.

•

Performance Awards. Performance awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals. The plan administrator will determine whether performance awards are intended to qualify as “performance-based” compensation, or QPBC, within the meaning of Section 162(m), in which case the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m). The plan administrator may (but is not required to) seek to structure awards under the Amended Plan in accordance with the QPBC exemption. In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Compensation Committee and linked to stockholder-approved performance criteria. For purposes of the Amended Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of common stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) customer retention; (xxv) sales-related goals; (xxvi) comparisons with other stock market indices; (xxvii) debt reduction; (xxviii) operating efficiency; (xxix) customer satisfaction and/or growth; (xxx) employee satisfaction; (xxxi) research and development achievements; (xxxii) financing and other capital raising transactions; (xxxiii) recruiting and maintaining personnel; and (xxxiv) year-end cash, any of which may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The Amended Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the Amended Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards. In the event of a change in control of our company (as defined in the Amended Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for some or all outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Transferability, Repricing and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended Plan are generally non-transferable prior to vesting and exercisable only by the participant. The Amended Plan requires stockholder approval to reprice any award of stock options or stock appreciation rights (whether through a reduction of the applicable price per share or the cancellation and substitution of such an award with another award when the price per share for such award exceeds the fair market value of the underlying shares). With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.”

Plan Amendment and Termination. Our Board may amend or terminate the Amended Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for (i) any amendment that increases the number of shares available under the Amended Plan and (ii) any amendment that reduces the price per share of any outstanding option or stock appreciation right granted under the Amended Plan or that cancels any stock option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares. After the tenth anniversary of September 15, 2011, no ISOs may be granted; however, the Amended Plan does not have a specified expiration and will otherwise continue in effect until terminated by us.

New Plan Benefits

Except with respect to grants of stock options that will be awarded to each non-employee director serving on our board on the date of the last regularly scheduled Board meeting held in 2015, which is shown in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the Amended Plan will be determined in the discretion of our Compensation Committee and Stock Option Committee in the future, and neither our Compensation Committee nor our Stock Option Committee has made any determination to make future grants to any persons under the Amended Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan, or the benefits that would have been received by such participants if the Amended Plan, as proposed to be amended, had been in effect in the year ended December 31, 2015.

Name/Category of Individuals	Dollar Value ($)	Number of Stock Options
Alan H. Auerbach	—	—
Charles R. Eyler	—	—
Richard B. Phillips	—	—
Richard P. Bryce	—	—
All current executive officers as a group	—	—
All non-employee directors as a group(1)	—	30,000
All employees, including all current officers who are not executive officers, as a group	—	—

(1)	Pursuant to our director compensation program, each non-employee director serving on our board as of the date of the last regularly scheduled Board meeting held during each calendar year will be awarded a stock option covering 10,000 shares of our common stock, which vest over a three-year period from the date of grant, with one-third of the shares underlying the option vesting on the one-year anniversary of the grant date and then one thirty-sixth of the shares vesting monthly over the next two years.

Equity Awards Outstanding as of April 17, 2015

The following table sets forth summary information concerning the number of shares of our common stock subject to option grants and performance share grants made under the Plan to our named executive officers, directors and employees as of April 17, 2015.

Name/Category of Individuals	Number of Shares Underlying Option Grants	Number of Performance Shares
Alan H. Auerbach	650,000	—
Charles R. Eyler	175,500	—
Richard P. Bryce	173,250	—
All current executive officers as a group	998,750	—
All non-employee directors as a group	250,000	—
Thomas R. Malley	90,000	—
Jay M. Moyes	100,000	—
Troy E. Wilson	60,000	—
Each associate of any directors, executive officers or nominees to the Board	—	—
Each other person who received or is to receive 5% of options, warrants or rights	—	—
All employees, including all current officers who are not executive officers, as a group	2,524,028	18,942

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If an optionee is granted an NSO under the Amended Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, deferred stock, performance share awards, performance awards, stock payments, dividend equivalents, cash awards and other incentive awards are generally subject to tax at the time of payment.

Section 162(m) of the Code.

Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation paid to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the Amended Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

The Section 162(m) deduction limitation does not apply to “qualified performance-based compensation.” In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Code requires, among other things, that: (i) the compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals, (ii) the performance goals must be established by a Compensation Committee comprised of two or more “outside directors,” (iii) the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by the shareholders, and (iv) our Compensation Committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Section 162(m) contains a special rule for stock options and SARs which provides that stock options and SARs will satisfy the “qualified performance-based compensation” exemption if (i) the awards are made by a Compensation Committee comprised of outside directors, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period, and (iii) the compensation is based solely on an increase in the stock price after the grant date.

The Amended Plan has been designed to permit our Compensation Committee to grant stock options, SARs and other awards which will qualify as “qualified performance-based compensation.”

At our Annual Meeting of Stockholders in 2014, our stockholders approved the material terms of the Plan for purposes of the stockholder approval requirements of Section 162(m). Accordingly, our Compensation Committee may, but is not obligated to, grant awards under the Amended Plan that constitute qualified performance based compensation under Section 162(m), until our 2019 Annual Meeting of Stockholders.

Section 409A of the Code. Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the Amended Plan and awards granted under the Amended Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE 2011 INCENTIVE AWARD PLAN.

OTHER MATTERS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If advance Audit Committee approval of a related party transaction requiring the Audit Committee’s approval is not practicable, a related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall update the Audit Committee as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Audit Committee of all then current related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party (as defined below) had, has or will have a direct or indirect interest. A “related party” includes (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than ten percent (10%) of our common stock, who are hereinafter collectively referred to as the Reporting Persons, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of our common stock on Forms 3, 4 and 5. Reporting Persons are required by applicable SEC rules to furnish us with copies of all such forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. To our knowledge, based solely on our review of the copies of the Forms 3, 4 and 5 received by us during the fiscal year ended December 31, 2014 and written representations that no other reports were required, we believe that all reports required to be filed by such persons with respect to the Company’s fiscal year ended December  31, 2014 were timely filed.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2016 proxy statement, your proposal must be received by us no later than January 1, 2016, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Other Proposals and Nominations. For proposals not made in accordance with Rule 14a-8, pursuant to Rule 14a-4(c), in order for a stockholder proposal to be presented at our meeting without it being included in our proxy materials, notice of such proposal must be delivered to our Corporate Secretary at our principal offices no later than March 16, 2016. If notice of any stockholder proposal is received after March 16, 2016, then the notice will be considered untimely and we are not required to present such proposal at the 2016 Annual Meeting, and then the persons named in proxies solicited by our Board for the 2016 Annual Meeting may exercise discretionary voting power with respect to such proposal. You may write to our Corporate Secretary at our principal executive offices, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Corporate Secretary, to deliver the notices discussed above.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Investor Relations, or contact Investor Relations by telephone at (424) 284-6500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the Compensation Committee Report and the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will the reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Other Business

As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the 2015 annual meeting. If other proper matters are presented at the 2015 annual meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of the Board of Directors,

Alan H. Auerbach
Chairman, President, Chief Executive Officer and Secretary

Appendix A

SECOND AMENDMENT TO

PUMA BIOTECHNOLOGY, INC.

2011 INCENTIVE AWARD PLAN

This Second Amendment (“Second Amendment”) to the Puma Biotechnology, Inc. 2011 Incentive Award Plan (the “Plan”), is adopted by the Board of Directors (the “Board”) of Puma Biotechnology, Inc., a Delaware corporation (the “Company”), effective as of April 20, 2015 (the “Effective Date”). Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

RECITALS

A.	The Company currently maintains the Plan.

B.	Pursuant to Section 13.1 of the Plan, the Board has the authority to amend the Plan to increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan (the “Share Limit”), subject to approval by the stockholders of the Company twelve (12) months before or after such action.

C.	The Board believes it is in the best interests of the Company and its stockholders to amend the Plan to increase the Share Limit.

AMENDMENT

The Plan is hereby amended as follows, effective as of Effective Date.

1. Section 3.1(a). Subject to approval by the stockholders of the Company within twelve (12) months of the Effective Date, the first sentence of Section 3.1(a) of the Plan is hereby deleted and replaced in its entirety with the following:

“Subject to Sections 3.1(b), 13.1 and 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to ten million five hundred twenty-nine thousand four hundred twelve (10,529,412) Shares (the “Share Limit”), all of which may be issued as Incentive Stock Options.”

2. This Second Amendment shall be and, as of the Effective Date, is hereby incorporated in and forms a part of the Plan.

3. Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.

*****

A-1

I hereby certify that this Second Amendment was duly adopted by the Board of Directors of Puma Biotechnology, Inc. on April 20, 2015.

*****

I hereby certify that this Second Amendment was approved by the stockholders of Puma Biotechnology, Inc. on                     , 2015.

Executed on this              day of                     , 2015.

Puma Biotechnology, Inc.

By:
Name:	Alan H. Auerbach
Title:	President, Chief Executive Officer and Secretary

A-2

Puma PB

Biotechnology

Shareowner Services

P.O. Box 64945

St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

INTERNET/MOBILE –

www.proxypush.com/pbyi

Use the Internet to vote your proxy until 12:00 noon (CT) on June 8, 2015.

PHONE – 1-866-883-3382

Use a touch-tone telephone to vote your proxy until 12:00 noon (CT) on June 8, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote “FOR” the director nominees in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and “FOR” Proposal 4.

1. Election of directors: 01 Alan H. Auerbach 02 Thomas R. Malley 03 Jay M. Moyes 04 Troy E. Wilson Vote FOR all nominees (except as marked) Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory (non-binding) vote to approve the compensation of Puma Biotechnology, Inc.’s named executive officers. For Against Abstain

3. Ratification of the selection of PKF Certified Public Accountants, a Professional Corporation, as independent registered public accounting firm of Puma Biotechnology, Inc. for the fiscal year ending December 31, 2015. For Against Abstain

4. Approval of an amendment to the Puma Biotechnology, Inc. 2011 Incentive Award Plan. For Against Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

PUMA BIOTECHNOLOGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 9, 2015

1:00 p.m. local time

Luxe Sunset Boulevard Hotel

11461 Sunset Boulevard

Los Angeles, California 90049

Puma Biotechnology PB

Puma Biotechnology, Inc.

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Tuesday, June 9, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the director nominees in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and “FOR” Proposal 4.

By signing the proxy, you revoke all prior proxies and appoint Alan H. Auerbach and Charles R. Eyler, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.